                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            APAC TELESERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                     LOGO

                            APAC TELESERVICES, INC.
                           ONE PARKWAY NORTH CENTER
                                   SUITE 510
                           DEERFIELD, ILLINOIS 60015
                                (847) 374-4980

                   NOTICE OF ANNUAL MEETING OF SHARE OWNERS

                                 MAY 19, 1998

To the Share Owners of
APAC TeleServices, Inc.:

  The Annual Meeting of Share Owners of APAC TeleServices, Inc. will be held at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois on Tuesday, May 19, 1998, at 9:30 A.M. Central Daylight Time for the following purposes:

    1. To elect six directors.

    2. To consider and act upon a proposal of the Board of Directors to approve the reservation of an additional 4,400,000 Common Shares to be available for issuance pursuant to the APAC TeleServices, Inc. 1995 Incentive Stock Plan.

    3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Share owners of record at the close of business on March 23, 1998, are entitled to notice of, and to vote at, the Annual Meeting.

  Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated.

                                          By Order of the Board of Directors

                                          /s/ William S. Lipsman

                                          William S. Lipsman
                                          Vice President, General Counsel and
                                           Secretary

April 10, 1998

                                     LOGO

                            APAC TELESERVICES, INC.
                           ONE PARKWAY NORTH CENTER
                                   SUITE 510
                           DEERFIELD, ILLINOIS 60015
                                (847) 374-4980

                               ----------------

                                PROXY STATEMENT

            ANNUAL MEETING OF SHARE OWNERS TO BE HELD MAY 19, 1998

                               ----------------

  This Proxy Statement is being mailed to share owners of APAC TeleServices, Inc. (the "Company") on or about April 10, 1998, and is furnished in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Share Owners to be held on May 19, 1998, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement.

  Each share owner is entitled to one vote for each Common Share held as of the record date. A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. As of the close of business on March 23, 1998, the record date for determining share owners entitled to vote at the Annual Meeting, 48,993,647 Common Shares were outstanding.

  If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted in accordance with your directions. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company. The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required in the election of directors, for the approval of the proposal to reserve an additional 4,400,000 Common Shares to be available for issuance pursuant to the APAC TeleServices, Inc. 1995 Incentive Stock Plan, and for any other proposal submitted to a vote. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will be treated as not represented at the meeting as to matters for which a non-vote is indicated on the broker's proxy. Broker "non-votes" and the shares as to which share owners abstain are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will have no effect on the election of directors or the proposal to reserve an additional 4,400,000 Common Shares to be available for issuance pursuant to the APAC TeleServices, Inc. 1995 Incentive Stock Plan.

  Expenses incurred in the solicitation of proxies will be borne by the Company. Certain officers of the Company may make solicitations in person or by telephone.

                       SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL SHARE OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 23, 1998, regarding the beneficial ownership of Common Shares by (i) each person known by the Company to own beneficially more than 5% of its outstanding Common Shares, (ii) each director and nominee, (iii) each Named Executive Officer (as defined below), and (iv) all executive officers, directors and nominees as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Shares listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the share owners named below is the Company's principal executive office.

                                                                 SHARES
                                                           BENEFICIALLY OWNED
                                                          ---------------------
NAME                                                        NUMBER   PERCENT(1)
----                                                      ---------- ----------
Theodore G. Schwartz (2)................................. 19,718,000    40.2%
Trust Seven Hundred Thirty U/A/D 4/2/94 (3)..............  2,615,000     5.3
Trust Four Hundred Thirty U/A/D 4/2/94 (4)...............  2,615,000     5.3
M. Christine Schwartz (3)(4).............................  5,232,680    10.7
FMR Corp., et al (5).....................................  5,385,600    11.0
The Capital Group Companies, Inc. (6)....................  3,844,200     7.8
Donald B. Berryman (7)...................................     55,648     *
Thomas M. Collins (7)....................................     16,333     *
George D. Dalton (7).....................................      7,000     *
Morris R. Shechtman (7)..................................     22,145     *
Marc S. Simon (7)(8).....................................    365,620     *
Paul G. Yovovich (7).....................................     26,666     *
Allen A. Kalkstein (7)...................................          0     0
All directors and executive officers as a group (14
 persons) (7)............................................ 20,280,505    41.0

--------
   *less than 1%
(1) Percentage of beneficial ownership is based on 48,993,647 Common Shares outstanding as of March 23, 1998.
(2) Includes 8,000 Common Shares held in trust for the benefit of certain members of Mr. Schwartz's family for which Mr. Schwartz is trustee and has voting and investment control.
(3) M. Christine Schwartz, Robert H. Wicklein and John J. Abens serve as trustees of Trust Seven Hundred Thirty. All decisions regarding the voting and disposition of shares held by Trust Seven Hundred Thirty must be made by a majority of all trustees. The address of this share owner is c/o TCS Group, LLC, 1200 Shermer Road, Suite 212, Northbrook, IL 60062.
(4) M. Christine Schwartz, Robert H. Wicklein and John J. Abens serve as trustees of Trust Four Hundred Thirty. All decisions regarding the voting and disposition of shares held by Trust Four Hundred Thirty must be made by a majority of all trustees. The address of this share owner is c/o TCS Group, LLC, 1200 Shermer Road, Suite 212, Northbrook, IL 60062.
(5) Based upon information provided in Schedule 13G dated February 14, 1998. FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109.
(6) Based upon information provided in Schedule 13G dated February 10, 1998. The Capital Group Companies, Inc. address is 333 South Hope Street, Los Angeles, CA 90071.

(7) Includes Common Shares which may be acquired pursuant to options which are exercisable within 60 days as follows: Mr. Simon (359,020 shares); Mr. Berryman (55,488 shares); Mr. Collins (13,333 shares); Mr. Shechtman (10,000 shares); Mr.Dalton (5,000 shares); Mr. Yovovich (16,666 shares); and all directors and executive officers as a group (516,819 shares).
(8) Includes 3,000 Common Shares held in trust for the benefit of Mr. Simon's children for which Mr. Simon is Co-Trustee and shares voting and investment control.

                             ELECTION OF DIRECTORS

  At the Annual Meeting of Share Owners, six directors, constituting the entire Board of Directors of the Company, are to be elected to serve until the next annual meeting of share owners. It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, which nominees are members of the present Board of Directors. It is expected that the nominees will serve, but if any nominee or nominees declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

  The Board of Directors recommends a vote FOR the election of each of the following nominees.

NOMINEES FOR ELECTION

  The following table sets forth certain information with respect to the nominees:

       NAME              AGE                     POSITION
       ----              ---                     --------
Theodore G. Schwartz....  44 Theodore G. Schwartz has served as the Company's
                             Chairman and Chief Executive Officer since its
                             formation in May 1973.
Marc S. Simon...........  49 Marc S. Simon became President and Chief
                             Operating Officer of the Company in March 1998.
                             Mr. Simon joined the Company as Chief Financial
                             Officer in June 1995 and was elected as a
                             Director of the Company in August 1995. Prior to
                             joining the Company, Mr. Simon was a partner
                             practicing corporate and business law at the law
                             firm of Neal, Gerber & Eisenberg in Chicago,
                             Illinois for more than 7 years. Mr. Simon is a
                             certified public accountant.
Thomas M. Collins.......  70 Thomas M. Collins became a director of the
                             Company in August 1995. He has been Chairman of
                             Shuttleworth & Ingersoll, P.C., a law firm in
                             Cedar Rapids, Iowa, for more than five years and
                             has practiced with the firm for more than 40
                             years. Mr. Collins was Chairman of the Board of
                             Life Investors, Inc., a financial services
                             holding company, from 1980 to 1988. Mr. Collins
                             serves on the board of directors of McLeod,
                             Inc., a telecommunications company.
George D. Dalton........  70 George D. Dalton became a director of the
                             Company in July 1996. Mr. Dalton has been
                             Chairman of the Board and Chief Executive
                             Officer of Fiserv, Inc., a provider of account
                             processing and integrated information management
                             systems for financial institutions, since its
                             founding in 1984. Mr. Dalton also serves on the
                             board of directors of ARI, Inc.

       NAME              AGE                     POSITION
       ----              ---                     --------
Morris R. Shechtman.....  55 Morris R. Shechtman became a director of the
                             Company in September 1995. In November 1996, the
                             Company purchased from Mr. Shechtman and his
                             wife all of the outstanding interests of The
                             Shechtman Group, LLC, a management consulting
                             firm of which Mr. Shechtman had been the Chief
                             Executive Officer and Managing Director from
                             January 1996 through November 1996. In
                             connection with such transaction, in November
                             1996, Mr. Shechtman became the Chairman of the
                             Company's Shechtman Institute. From December
                             1993 through December 1995, Mr. Shechtman was
                             the Managing Director of the Insite Institute, a
                             management consulting firm, and prior to joining
                             the Insite Institute, he was an independent
                             management consultant through his company,
                             Morris R. Shechtman & Associates Ltd.
Paul G. Yovovich........  44 Paul G. Yovovich became a director of the
                             Company in July 1996. From July 1996 through
                             January 1997, Mr. Yovovich served as an employee
                             of the Company, assisting management in the
                             Company's strategic efforts. From June 1993 to
                             May 1996, Mr. Yovovich was President of Advance
                             Ross Corporation, which merged with CUC
                             International, Inc. in January 1996. Prior to
                             joining Advance Ross Corporation, Mr. Yovovich
                             was employed by Centel Corporation and was
                             President of Centel Corporation's Central
                             Telephone Company from January 1990 to December
                             1992. Mr. Yovovich serves on the boards of 3Com
                             Corporation, Comarco, Inc., May & Speh, Inc. and
                             Mastering, Inc.

MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors met five times during 1997 and once took action by unanimous written consent. All directors attended at least 75% of such meetings and meetings of Board committees on which they served in 1997.

BOARD COMMITTEES

  The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

  The Audit Committee, which currently consists of Messrs. Collins, Dalton and Simon, recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee met twice in 1997.

  The Compensation Committee, which currently consists of Messrs. Dalton and Yovovich, determines executive officers' salaries and bonuses and administers the 1995 Incentive Stock Plan and the Employee Stock Purchase Plan. The Compensation Committee met twice in 1997 and periodically took actions by unanimous written consent.

DIRECTOR COMPENSATION

  Directors who are not employees or officers of the Company receive an annual retainer of $12,000 and an option to purchase 5,000 Common Shares upon initial election and annually upon each re-election as a director at the Company's annual meeting of share owners. These options have an exercise price equal to the fair market value of a Common Share on the date of grant. Directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company do not receive additional compensation for service as a director.

                            EXECUTIVE COMPENSATION

  The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company by the Company's chief executive officer and four of the Company's other executive officers (together, the "Named Executive Officers") during each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                  COMPENSATION
                                      ANNUAL COMPENSATION            AWARDS
                               ---------------------------------- ------------
                                                                   SECURITIES    ALL OTHER
          NAME AND                                   OTHER ANNUAL  UNDERLYING   COMPENSATION
     PRINCIPAL POSITION        YEAR  SALARY   BONUS  COMPENSATION OPTIONS (#)       ($)
     ------------------        ---- -------- ------- ------------ ------------  ------------ ---
Theodore G. Schwartz           1997 $312,000       0         0            0        $3,054(1)
 Chairman and Chief Executive  1996  312,000       0         0            0         1,484
 Officer                       1995  312,000       0         0            0         2,170
Marc S. Simon(2)               1997  250,000 250,000         0            0           696(3)
 President and Chief           1996  250,000 250,000         0       50,000           696
 Operating                     1995  139,423 140,000         0      565,034           174
 Officer
Morris R. Shechtman(4)         1997  334,330       0         0       82,250(5)      2,565(3)
 Chairman--                    1996   24,821  13,875         0       57,250(6)        136
 Shechtman Institute           1995        0       0         0            0             0
Allen A. Kalkstein(7)          1997  201,923  87,500         0      511,740(8)        438(3)
 Senior Vice President--       1996        0       0         0            0             0
 Information Technology        1995        0       0         0            0             0
 Solutions
Donald B. Berryman             1997  194,600  50,000         0       34,426         2,974(9)
 Senior Vice President--       1996  175,000       0   100,447          656         1,115
 Sales                         1995  169,231  38,875         0      182,470           647
 & Marketing

--------
(1) Represents $534 with respect to group life insurance premiums paid and $2,520 contributed by the Company on behalf of Mr. Schwartz to the Company's 401(k) plan in fiscal 1997.
(2) Mr. Simon joined the Company in May 1995.
(3) Represents group life insurance premiums paid.
(4) Mr. Shechtman became Chairman of the Company's Shechtman Institute in November 1996.
(5) Includes an option to purchase 52,250 Common Shares which was granted to Mr. Shechtman on May 20, 1997 in replacement of an option for the same number of Common Shares which was canceled in the Company's May 1997 option repricing. See "Report on Repricing of Options."
(6) Includes an option to purchase 52,250 Common Shares which was canceled in the Company's May 1997 option repricing. See "Report on Repricing of Options."
(7) Mr. Kalkstein joined the Company in February 1997 and resigned from the Company in February 1998.
(8) Includes an option to purchase 11,740 Common Shares which was awarded in February 1998 pursuant to the Company's 1997 CPR Plan.
(9) Represents $171 with respect to group life insurance premiums paid and $2,803 contributed by the Company on behalf of Mr. Berryman to the Company's 401(k) plan in fiscal 1997.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth the number of incentive stock options granted to the Named Executive Officers during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                          ANNUAL RATES OF STOCK
                                                                           PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                   FOR OPTION TERM(1)
                         ------------------------------------------------ ---------------------
                         NUMBER OF      % OF TOTAL
                         SECURITIES      OPTIONS     EXERCISE
                         UNDERLYING     GRANTED TO    OR BASE
                          OPTIONS      EMPLOYEES IN    PRICE   EXPIRATION
       NAME              GRANTED(#)   FISCAL YEAR(2) ($/SH)(3)    DATE      5% ($)    10% ($)
       ----              ----------   -------------- --------- ---------- ---------- ----------
Theodore G. Schwartz....      --            --           --          --          --         --
Marc S. Simon...........      --            --           --          --          --         --
Morris R. Schechtman....   52,250(4)       3.23%      $16.75     5/20/07  $1,245,589 $2,270,012
                           30,000(5)       1.86        16.75     5/20/07     818,520  1,303,356
Allen A. Kalkstein(6)...  500,000(7)      30.93        16.28     7/23/07  13,259,200 21,113,050
Donald Berryman.........   30,000(5)       1.86        12.66    10/28/07     618,600    985,200
                            4,426(8)          *        16.75     1/15/07     120,759    192,288

--------
*  Less than 1%.
(1) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.
(2) Based on 1,616,746 total options granted to employees, including the Named Executive Officers, in 1997.
(3) The exercise price was equal to the estimated fair market value of the Common Shares on the date of grant.
(4) Represents an option granted to Mr. Shechtman in replacement of an option for the same number of Common Shares which was canceled in the Company's May 1997 option repricing. See "Report on Repricing of Options." One-third of these options vest on each of the third, fourth and fifth anniversaries of the grant date. The term of the option is ten years.
(5) Options are not exercisable during the first twelve months from the date the options are granted. Thereafter, the options become exercisable at the rate of 20% of the total shares subject to the option on and after the first day of each anniversary of the date on which option was awarded. The term of the option is ten years.
(6) Mr. Kalkstein resigned from the Company in February 1998 and, as a result, forfeited all of his stock options at such time.
(7) Options would have fully vested 9 1/2 years from the date of grant or earlier if certain operational goals had been achieved. The term of the option was ten years.
(8) Options vest immediately but are not exercisable during the first three years from the date they are granted. The term of the option is ten years.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table provides information regarding stock option exercises in fiscal 1997 and exercisable and unexercisable incentive stock options held by the Named Executive Officers as of December 28, 1997.

              AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                             OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                                                               YEAR-END (#)         FISCAL YEAR-END ($)(1)
                         SHARES ACQUIRED      VALUE      ------------------------- -------------------------
NAME                     ON EXERCISE (#) REALIZED ($)(2) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- --------------- ----------- ------------- ----------- -------------
Theodore G. Schwartz....          0                0             0            0             0            0
Marc S. Simon...........          0                0       236,013      379,021    $2,239,348   $3,359,037
Morris R. Shechtman.....          0                0         8,334       88,916    $   33,543   $   16,769
Allen A. Kalkstein (3)..          0                0             0      500,000             0            0
Donald Berryman.........      9,000         $290,795        55,488      144,564    $  372,699   $  746,613

--------
(1) Value is calculated by subtracting the exercise price per share from the fair market value at December 26, 1997, the last trading day in fiscal 1997, of $13.03125 per share, and multiplying by the number of shares subject to the stock option.
(2) Value is calculated by subtracting the exercise price per share from the fair market value at the time of exercise and multiplying by the number of shares exercised pursuant to the stock option.
(3) Mr. Kalkstein resigned from the Company in February 1998 and, as a result, forfeited all of his stock options at such time.

REPORT ON REPRICING OF OPTIONS

  During fiscal 1997 the Company's Board of Directors, on the recommendation of the Compensation Committee, in order to preserve an economic incentive for continued commitment to the Company's success, twice authorized the repricing of certain of its outstanding options having an exercise price in excess of the then current market value. The Board of Directors made the decisions to reprice its options based on its belief that such repricings were necessary and in the best interest of the Company and its share owners to retain key personnel.

  On January 15, 1997, the Board of Directors authorized the amendment of all options then held by employees (including the named executive officers) having an exercise price in excess of the then current market value to provide a new exercise price of $32.25 per share, which was not less than the fair market value of the Company's Common Shares on such date. Other than such change in the exercise price, all other terms of the existing options remained the same. No options granted to directors under the Company's 1995 Nonemployee Director Stock Option Plan were repriced in the January 15, 1997 repricing.

  On May 20, 1997, the Board of Directors authorized the repricing of all options then held by employees (including the named executive officers, other than Marc S. Simon) having an exercise price in excess of the then current market value. With respect to employees holding the title of Vice President and above (the "Senior Officers"), the repricing was effected as follows: those options (the "CPR Options") granted pursuant to the Company's Compensation, Performance, Responsibility Incentive Plan (the "CPR Plan") were amended to provide a new exercise price of $16.75 per share, which was not less than the fair market value of the Company's Common Shares on such date, and to extend the vesting period from two years to three years. Those options that were awarded to Senior Officers other than pursuant to the CPR Plan (the "Non-CPR Options") were canceled and replaced with new options having the new exercise price of $16.75 per share. In connection with this repricing of the Non-CPR Options awarded to Senior Officers, the Compensation Committee delayed the vesting provisions of such options to provide that one-third of the options would vest on each of the third, fourth and fifth anniversaries of the new options' grant dates; the existing options had vested at a rate of 20% per year beginning with the first anniversary of their grant dates. Other than such changes in the exercise price and vesting provisions, all other terms of the options held by the Senior Officers remained the same. Options held by employees who were not Senior Officers on May 20, 1997 were amended to provide a new exercise price of $16.75. Other than such change in the exercise price, the terms, including the vesting provisions, of the options held by such employees remained the same. No options granted to directors under the Company's 1995 Nonemployee Director Stock Option Plan were repriced in the May 20, 1997 repricing.

  The following table contains information about adjustments to the exercise prices of the outstanding options held by executive officers (including named executive officers) since the Company's initial public offering of its Common Shares on October 10, 1995. As described above, adjustments made on January 15, 1997 were made by amending the existing options to provide them with the new exercise price. Adjustments made on May 20, 1997 to CPR Options held by executive officers were made by amending the existing options and adjustments made on May 20, 1997 to the Non-CPR Options held by executive officers were made by cancelling the existing options and granting a new option with the new exercise price and delayed vesting provisions described above.

                          TEN-YEAR OPTION REPRICINGS

                                                                                  LENGTH OF
                                   NUMBER OF   MARKET PRICE                       ORIGINAL
                                 COMMON SHARES      OF        EXERCISE           OPTION TERM
                                  UNDERLYING   COMMON SHARES   PRICE      NEW     REMAINING
                                    OPTIONS     AT TIME OF   AT TIME OF EXERCISE AT DATE OF
      NAME                DATE     REPRICED      REPRICING   REPRICING   PRICE    REPRICING
      ----               ------- ------------- ------------- ---------- -------- -----------
Donald B. Berryman...... 1/15/97       656        $32.25       $36.00    $32.25  9 1/2 years
                         5/20/97       656        $16.75       $32.25    $16.75      9 years
                         5/20/97     4,426        $16.75       $32.25    $16.75  9 1/2 years
Kenneth G. Culver....... 1/15/97       729        $32.25       $36.00    $32.25  9 1/2 years
                         1/15/97       276        $32.25       $42.88    $32.25  9 3/4 years
                         5/20/97       729        $16.75       $32.25    $16.75      9 years
                         5/20/97       276        $16.75       $32.25    $16.75  9 1/4 years
                         5/20/97     1,959        $16.75       $32.25    $16.75  9 1/2 years
John C. Dontje.......... 1/15/97    10,000        $32.25       $34.12    $32.25  9 1/4 years
                         1/15/97    20,000        $32.25       $42.88    $32.25  9 3/4 years
                         1/15/97       118        $32.25       $42.88    $32.25  9 3/4 years
                         5/20/97    10,000        $16.75       $32.25    $16.75      9 years
                         5/20/97    20,000        $16.75       $32.25    $16.75  9 1/4 years
                         5/20/97       118        $16.75       $32.25    $16.75  9 1/4 years
                         5/20/97       365        $16.75       $32.25    $16.75  9 1/2 years
Richard H. Kremer....... 5/20/97    46,350        $16.75       $32.25    $16.75  9 1/2 years
William S. Lipsman...... 1/15/97       319        $32.25       $34.81    $32.25  9 1/2 years
                         1/15/97       113        $32.25       $42.88    $32.25  9 3/4 years
                         1/15/97     1,000        $32.25       $42.88    $32.25  9 3/4 years
                         5/20/97       319        $16.75       $32.25    $16.75      9 years
                         5/20/97       113        $16.75       $32.25    $16.75  9 1/4 years
                         5/20/97       372        $16.75       $32.25    $16.75  9 1/2 years
                         5/20/97     5,000        $16.75       $25.00    $16.75  9 3/4 years
                         5/20/97     1,000        $16.75       $32.25    $16.75  9 1/2 years
                         5/20/97     7,500        $16.75       $29.94    $16.75  9 3/4 years

                                                                                  LENGTH OF
                                   NUMBER OF   MARKET PRICE                       ORIGINAL
                                 COMMON SHARES      OF        EXERCISE           OPTION TERM
                                  UNDERLYING   COMMON SHARES   PRICE      NEW     REMAINING
                                    OPTIONS     AT TIME OF   AT TIME OF EXERCISE AT DATE OF
          NAME            DATE     REPRICED      REPRICING   REPRICING   PRICE    REPRICING
          ----           ------- ------------- ------------- ---------- -------- -----------
James M. Nikrant........ 1/15/97    20,000        $32.25       $38.38    $32.25  9 1/2 years
                         1/15/97       594        $32.25       $36.00    $32.25  9 1/2 years
                         1/15/97       320        $32.25       $42.88    $32.25  9 3/4 years
                         1/15/97    20,000        $32.25       $42.88    $32.25  9 3/4 years
                         5/20/97    20,000        $16.75       $32.25    $16.75      9 years
                         5/20/97       594        $16.75       $32.25    $16.75      9 years
                         5/20/97       320        $16.75       $32.25    $16.75  9 1/4 years
                         5/20/97    20,000        $16.75       $32.25    $16.75  9 1/4 years
                         5/20/97       921        $16.75       $32.25    $16.75  9 1/2 years
Morris R. Shechtman..... 1/15/97    52,250        $32.25       $43.38    $32.25  9 3/4 years
                         5/20/97    52,250        $16.75       $32.25    $16.75  9 1/4 years
Philip B. Wade.......... 1/15/97     1,000        $32.25       $42.88    $32.25  9 3/4 years
                         1/15/97       231        $32.25       $34.81    $32.25  9 1/2 years
                         1/15/97        94        $32.25       $42.88    $32.25  9 3/4 years
                         5/20/97     1,000        $16.75       $32.25    $16.75  9 1/4 years
                         5/20/97     4,400        $16.75       $32.25    $16.75  9 1/2 years
                         5/20/97       231        $16.75       $32.25    $16.75      9 years
                         5/20/97        94        $16.75       $32.25    $16.75  9 1/4 years
                         5/20/97       359        $16.75       $32.25    $16.75  9 1/2 years

                            COMPENSATION COMMITTEE

                               George D. Dalton
                               Paul G. Yovovich

EMPLOYMENT AGREEMENTS

  In May 1995, the Company entered into an employment agreement with Mr. Simon providing for payment of an annual base salary of $250,000. Mr. Simon will be eligible to receive bonuses from the Company through the Company's Compensation, Performance, Responsibility Incentive Plan ("CPR Plan"). In addition, Mr. Simon will receive an additional payment for each calendar year during the term of the agreement equal to the excess, if any, of $500,000 over Mr. Simon's salary plus bonus. If Mr. Simon's salary plus bonus in any given year exceeds $500,000, the additional payment for the following year shall be reduced by the amount of such excess. Upon his joining the Company in 1995, the Company granted Mr. Simon an option to purchase 565,034 Common Shares. This option has a term of 10 years and an exercise price of $1,764,705. The option vests 20% on May 31 of each year from 1996 through 2000. If Mr. Simon is terminated for cause or resigns without substantial reason, the unvested portion of the option is forfeited. The option fully vests upon Mr. Simon's death or disability or if his employment agreement is terminated without cause or Mr. Simon terminates such agreement for substantial reason. In the event of a sale of substantially all of the Company's assets or stock, Mr. Simon has the right to sell this option back to the Company for an amount determined with reference to the amount received in such sale. The agreement terminates at the earlier of May 31, 2000 or any of the following events: (1) death or disability of Mr. Simon; (2) mutual agreement, (3) the Company's election to terminate for cause; (4) Mr. Simon's election to terminate for substantial reason with 30 days notice; or (5) Mr. Simon's election to terminate without substantial reason. If the agreement terminates due to death, disability or mutual agreement, the Company has agreed to pay Mr. Simon his salary as accrued through the termination date and any amounts accrued and vested with respect to the CPR Plan. If Mr. Simon's employment is terminated for cause or Mr. Simon elects to terminate without substantial reason, he will receive only his salary up to the date of termination. If Mr. Simon terminates the agreement with substantial reason or the Company terminates without cause, Mr. Simon shall receive his salary, bonuses and execution payments up to the termination date and any amounts accrued and vested, but not covered by the bonus under the CPR Plan. These amounts will be paid in equal monthly installments, without interest, through the scheduled termination date of the agreement. During such period, Mr. Simon has agreed to assist the Company in transitioning his former responsibilities to other employees and shall serve as an advisor and consultant to the Company for approximately 10 hours per week. The agreement also contains non-competition and confidentiality commitments.

  In March 1994, the Company entered into an employment agreement with Mr. Berryman providing for payment of a minimum annual base salary of $125,000. Mr. Berryman will be eligible to receive bonuses from the Company through the CPR Plan. The employment agreement terminates at the earlier of December 31, 1998 or any of the following events: (1) death or disability of Mr. Berryman;
(2) mutual agreement, (3) the Company's election to terminate for cause; or
(4) 60 days prior written notice by either party. If the agreement terminates due to death, disability, mutual agreement or 60 days written notice by Mr. Berryman, the Company has agreed to pay Mr. Berryman his salary as accrued through the termination date and any amounts accrued and vested with respect to the CPR Plan. If Mr. Berryman's employment is terminated with or without cause, he will receive only his salary up to the date of termination. The agreement also contains non-competition and confidentiality commitments.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF EXECUTIVE COMPENSATION POLICIES

  The Compensation Committee administers the Company's executive officer compensation program. The Compensation Committee has established the following general principles in setting the compensation levels of the Company's executive officers and in administering the APAC TeleServices, Inc. 1995 Incentive Stock Plan (the "Incentive Stock Plan"):

  . Provide compensation levels and equity ownership opportunities through the Incentive Stock Plan to attract and retain highly qualified individuals.

  . Set competitive base compensation levels and utilize performance based incentive compensation to achieve total compensation targets.

  . Establish performance goals which are aggressive and are aligned with the Company's objectives regarding increasing growth in operating results and share owner value.

  . Use an incentive compensation system to recognize outstanding individual contributions and overall Company performance which exceed annual goals.

  . Grant stock options broadly across the organization so that all executive officers and key employees are firmly aligned with the Company's share owners' economic value.

  The overall compensation of executive officers is made up of the compensation components set forth below.

  Base Salaries. Base salaries of executive officers are targeted to be competitive relative to companies in the direct marketing, high technology and high growth industries and other comparable companies. In determining salaries, the Committee also takes into account individual experience and performance.

  Compensation, Performance, Responsibility Incentive Plan. In 1997 the Company utilized a compensation, performance and responsibility (CPR) bonus plan. Under the CPR Plan, the Committee established targets for short-term objectives of the Company and delegated to management responsibility for establishing consistent goals for individual executives. CPR incentive payments may be in the form of either cash or stock options. Funding to establish the pool of dollars used for CPR payments is based upon pre-tax profit levels from the overall company, business and divisions. Performance is assessed on both the individual and team levels, primarily on the basis of business objectives achieved.

  Option Grants. Executive officers and other key employees of the Company are eligible to participate in the Incentive Stock Plan. The purpose of the plan is to attract highly qualified individuals and to provide them with incentive to maximize share owner value by providing them with opportunities to acquire Common Shares of the Company. Options are granted to executive officers and key employees who the Compensation Committee, in its sole discretion, determines to be responsible for the future growth and profitability of the Company. The Compensation Committee establishes the number of shares covered by each grant and the exercise price and vesting period for each grant. The Committee typically grants stock options with five year vesting periods for each grant, creating strong incentives for recipients of stock option grants to remain with the Company. The stock options granted by the Compensation Committee generally have an exercise price equal to the fair market value of the Company's Common Shares on the date of grant, thus rewarding the recipient only if the Company's Common Share price appreciates above the price on the date of grant.

  In addition to stock options granted to executive officers identified in the table above, in 1997 the Compensation Committee granted a total of 1,616,746 additional options to 976 employees, some of whom are officers of the Company. Option grants ranged from 250 options to 500,000 options for executive officers and employees.

  Section 162(m) of the Internal Revenue Code limits the deductibility, for federal income tax purposes, of compensation paid to certain of the Company's executive officers in excess of $1 million, unless certain conditions are met. The Compensation Committee does not believe that Section 162(m) will effect the deductibility of compensation expected to be paid by the Company in the foreseeable future.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The base salary of Mr. Schwartz, the Company's Chief Executive Officer, remained at $312,000 for the years 1995, 1996 and 1997. The Compensation Committee believes that Mr. Schwartz's total cash compensation was significantly below that of his peers at comparable companies. Because Mr. Schwartz has a substantial equity position attributable to his role as founder of the Company, he did not participate in the Company's CPR
Plan through 1997 and elected not to receive an award of stock options in 1997 in favor of increasing the options awarded to other managers and key employees. Mr. Schwartz will participate in the 1998 CPR Plan and received an award of stock options to purchase 200,000 Common Shares in 1998 at an exercise price of $25.00 per share; the fair market value per share at the date of grant was $14.77.

                             COMPENSATION COMMITTEE

                             George D. Dalton
                             Paul G. Yovovich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Yovovich was an employee of the Company from July 1996 through January 1997. During 1997, no executive officer of the Company served on the board of directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was formerly an officer of the Company.

                             CERTAIN TRANSACTIONS

  Mr. Collins, a director of the Company, is the Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids which provided certain legal services to the Company in fiscal 1997. In addition, in fiscal 1997, the Company invested $250,000 in shares of 2001 Development Corporation, an economic development company in Cedar Rapids, Iowa, of which Mr. Collins is the President. Share ownership in 2001 Development Corporation is limited to corporations doing business in Cedar Rapids, Iowa and, as a result, Mr. Collins owns no interest in 2001 Development Corporation.

  TCS Group, L.L.C. ("TCS Group"), a limited liability company owned by Mr. Schwartz, the Chairman and Chief Executive Officer of the Company, and his spouse, has contractual rights to the use of various aircraft. TCS Group has an agreement with the Company pursuant to which the Company may use such aircraft for its business activities. The Company pays to TCS Group an amount permitted under the federal aviation regulations as a reimbursement of amounts which approximate a competitive bid. The total reimbursements for such services in 1997 were $117,000. The Company believes that the terms of these transactions were at least as favorable as those which could have been obtained from unrelated parties.

  The spouse of Morris R. Shechtman, the Chairman of the Company's Shechtman Institute and a director of the Company, was employed by the Company in 1997 and received an aggregate of $101,315 and options exercisable into 2,500 Common Shares as compensation.

                               PERFORMANCE GRAPH

  The following graph sets forth a comparison of the cumulative total share owner return on the Company's Common Shares for the period beginning October 11, 1995, the date the Company's Common Shares began trading on the Nasdaq National Market, and ending December 31, 1997, as compared with the cumulative total return of the S&P 500 Index and a Peer Group Index. The Peer Group consists of: ATC Communications Group, Inc., ICT Group, Inc., National Techteam, Inc., Precision Response Corp., RMH Teleservices Inc., Sitel Corp., Snyder Communications, Sykes Enterprises, Inc., Teletech Holdings, Inc., Telespectrum Worldwide, Inc. and West Teleservices Corp. The total share owner return for each company in the Peer Group has been weighted according to the company's stock market capitalization. This graph assumes an investment of $100 on October 11, 1995 in each of the Company's Common Shares, the S&P 500 Index and the Peer Group Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                          [Performance Graph Omitted]


                                             10/11/95 12/29/95 12/27/96 12/26/97
--------------------------------------------------------------------------------
  APAC Teleservices, Inc.................... $100.00   $167.9   $364.8   $134.6
  S&P 500................................... $100.00   $106.7   $134.4   $169.5
  Peer Group................................ $100.00   $138.0   $388.0   $241.8

                   PROPOSAL TO APPROVE THE RESERVATION OF AN
                      ADDITIONAL 4,400,000 COMMON SHARES
               FOR ISSUANCE UNDER THE 1995 INCENTIVE STOCK PLAN

  The Incentive Stock Plan was adopted by the Board of Directors in 1995 and approved by the share owners in the same year. The purpose of the Incentive Stock Plan is to attract, motivate and retain highly qualified persons as officers and key employees of the Company. The total number of Common Shares presently available for grant under the Incentive Stock Plan is 4,600,000. As of March 23, 1998, options to purchase 3,420,640 Common Shares had been granted (net of forfeitures and cancellations) under the Incentive Stock Plan. The total number of outstanding Common Shares on March 23, 1998 was 48,993,647.

  The Board of Directors has now amended the Incentive Stock Plan, subject to share owner approval to increase the number of shares available for grants under the Incentive Stock Plan to 9,000,000.

  The increase in the number of Common Shares available for grants under the Incentive Stock Plan will allow the Company to remain competitive with those companies that offer stock incentives to attract and keep management employees.

SUMMARY OF INCENTIVE STOCK PLAN

  The purpose of Incentive Stock Plan is to enable the Company to provide officers, key employees, consultants and advisors of the Company and its subsidiaries with performance-based stock and cash incentive awards, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company's share owners.

  The Incentive Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Among the Committee's powers are the authority to interpret the Incentive Stock Plan, establish rules and regulations for its operation, select officers, other key employees, consultants and advisors of the Company and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards.

  Officers and key employees of, and independent contractors providing consulting or advisory services to, the Company or its subsidiaries are eligible to participate in the Incentive Stock Plan. The selection of participants is within the discretion of the Committee. The estimated number of employees and independent contractors who are eligible to participate in the Incentive Stock Plan was approximately 675 at March 23, 1998.

  The Incentive Stock Plan provides for the grant of any or all of the following types of awards: (a) stock options, including nonqualified stock options and incentive stock options; (b) stock appreciation rights ("SARs");
(c) stock awards; and (d) performance awards. Awards may be granted singly, in combination, or in tandem as determined by the Committee.

  Under the Incentive Stock Plan, the Committee may grant awards in the form of nonqualified stock options or incentive stock options to purchase Common Shares. The Committee, with regard to each stock option, determines the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price per share of stock subject to the option; provided, however, that no stock options shall be exercisable later than ten years after the date they are granted. The aggregate fair market value at the time of grant of Common Shares with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year cannot be more than $100,000. The exercise price of an incentive stock option will not be less than 100% of the fair market value of the Common Shares on the date the option is granted. The option price may be paid by a participant in cash or, in the discretion of the Committee, in Common Shares then owned by the participant, or a combination thereof.

  The Incentive Stock Plan authorizes the Committee to grant (i) an SAR, either in tandem with a stock option or independent of a stock option (an SAR is a right to receive a payment equal to the appreciation in market value of a stated number of Common Shares from the exercise price); (ii) awards in the form of restricted or unrestricted Common Shares, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment; and (iii) awards in the form of performance awards which consist of the right to receive Common Shares or cash of equivalent value at the end of a specified period. The Committee determines the terms and conditions of the performance awards.

  The Incentive Stock Plan provides that awards shall not be transferable otherwise than by law or by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may permit the transferability of an award to members of the participant's immediate family or trusts or family partnerships for the benefit of such family members.

  The Board of Directors reserves the right to amend, suspend or terminate the Incentive Stock Plan at any time, subject to the rights of participants with respect to any outstanding awards. Notwithstanding the foregoing, no amendment to the Incentive Stock Plan shall be made without approval of share owners of the Company if such approval is required by law or regulatory authority.

FEDERAL TAX TREATMENT

  Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the Incentive Stock Plan.

  A participant who is granted a nonqualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a tax deduction for the same amount.

  A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. However, for purposes of the alternative minimum tax the exercise of an incentive stock option will be treated as an exercise of a nonqualified stock option. Accordingly, the exercise of an incentive stock option may result in an alternative minimum tax liability to a participant. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

  However, if the participant disposes of shares acquired upon exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise of the option (a "disqualifying disposition"), the participant will recognize ordinary compensation income in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, in certain circumstances, the gain on the sale, if less). Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be treated as capital gain. In the event of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant.

  The grant of an SAR will produce no U.S. federal tax consequences for the participant or the Company. The exercise of an SAR results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to the Company.

  A participant who has been granted an award of restricted Common Shares will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

  The grant of an unrestricted stock award will produce immediate tax consequences for both the participant and the Company. The participant will be treated as having received taxable compensation in an amount equal to the then fair market value of the Common Shares awarded. The Company will receive a corresponding tax deduction.

  On March 23, 1998, the Company granted to Mr. Schwartz, the Chairman and Chief Executive Officer of the Company, an option to purchase an aggregate of 200,000 Common Shares pursuant to the Incentive Stock Plan. Such option has an exercise price equal to $25.00 per share, expires after ten years and vests at a rate of 20% per year, beginning on the first anniversary of the grant date. The fair market value of the Common Shares on March 23, 1998 was $14.77. On February 27, 1998, the Company granted to Mr. Kalkstein, then an executive officer of the Company, an option to purchase an aggregate of 11,740 Common Shares pursuant to the Incentive Stock Plan. Such option has an exercise price equal to $14.91 per share (the fair market value of the Common Shares on the date of grant) and expires after ten years; such option is fully vested but must be held for two years prior to exercise. The Company has also granted to its employees (other than executive officers) options to purchase an aggregate of 319,716 Common Shares pursuant to the Incentive Stock Plan since the end of fiscal 1997. On April 7, 1998 the last reported sales price of the Common Shares on the Nasdaq National Market was $11.875 per share.

  The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required to approve the proposal to reserve an additional 4,400,000 Common Shares to be available for issuance pursuant to the APAC TeleServices, Inc. 1995 Incentive Stock Plan.

  The Board of Directors recommends a vote FOR approval of the reservation of an additional 4,400,000 Common Shares for issuance under the Incentive Stock Plan.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company's officers, its directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1997, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that: (i) the reports filed on behalf of Mr. Shechtman did not report the receipt, in May 1997, by his spouse (who was then an employee of the Company) of stock options exercisable into 2,500 Common Shares pursuant to the Incentive Stock Plan,
(ii) the report on Form 4 for September 1997 filed on behalf of Mr. Shechtman did not report Mr. Shechtman's receipt of an option for 52,250 Common Shares on May 20, 1997, in replacement of an option for the same number of Common Shares which was canceled pursuant to the repricing discussed herein, see "Report on Repricing of Options," (iii) Mr. Shechtman did not report both his and his spouse's disposition of 2,325 Common Shares each in October 1997, (iv) Richard H. Kremer, an executive officer of the Company, did not report his acquisition of 2,325 Common Shares in October 1997, and (v) Mr. Yovovich did not report his receipt, in May 1997, of stock options exercisable into 10,000 Common Shares pursuant to the Company's 1995 Nonemployee Director Stock Plan.

                           ANNUAL REPORT; FORM 10-K

  A copy of the Company's Annual Report to Share Owners for the fiscal year ended December 28, 1997 accompanies this proxy statement. Additional copies of the Annual Report to Share Owners or copies of the Company's Annual Report on Form 10-K filed with the SEC may be obtained by writing to APAC TeleServices, Inc., One Parkway North Center, Suite 510, Deerfield, Illinois 60015,
Attention: Secretary.

                                  ACCOUNTANTS

  The firm of Arthur Andersen LLP was the Company's independent accountants for fiscal 1997 and has been selected as independent accountants to audit the books, records and accounts of the Company for 1998. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

  A share owner proposal to be presented at the 1999 Annual Meeting must be received at the Company's executive offices, One Parkway North Center, Suite 510, Deerfield, Illinois 60015, by no later than December 11, 1998, for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

  In order for a share owner to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting of share owners or if the Company mails its notice and proxy to the share owners less than sixty (60) days prior to the annual meeting, within ten (10) days after the notice and proxy is mailed. Such notice must describe certain information regarding the nominee and the share owner giving the notice, including such information as name, address, occupation and shares held.

  In order for a share owner to bring other business before a share owners meeting, timely notice must be given to the Secretary of the Company within the time limits described above. Such notice must include certain information regarding the share owner giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a share owner must meet to have a proposal included in the Company's proxy statement. Any share owner desiring a copy of the Company's Bylaws will be furnished one upon written request to the Secretary.

                   OTHER MATTERS TO COME BEFORE THE MEETING

  The Board of Directors of the Company knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ William S. Lipsman

                                          WILLIAM S. LIPSMAN
                                          Vice President, General Counsel and
                                           Secretary

Date: April 10, 1998

                            APAC TELESERVICES, INC.

            Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting of Share Owners -- May 19, 1998

          The undersigned appoints Theodore G. Schwartz and Marc S. Simon, and each of them, as proxies, each with full power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all of the Common Shares of APAC TeleServices, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of share owners of APAC TeleServices, Inc. to be held on May 19, 1998, at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, or at any adjournment thereof.

   Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR approval of the reservation of an additional 4,400,000 Common Shares for issuance under the Incentive Stock Plan.

         PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
Reverse Side:

                            APAC TeleServices, Inc.
     Please Mark Vote in Oval in the Following Manner Using Dark Ink Only

1. Election of Directors -
Nominees:  Theodore G. Schwartz, Marc S. Simon,
Thomas M. Collins, George D. Dalton,
Morris R. Shechtman and Paul G. Yovovich


                                For  Withhold  For all
                                all    all     (Except Nominee(s) written below)
                                [ ]    [ ]     [ ]

2. Approval of a proposal of the Board of Directors for the reservation of an additional 4,400,000 Common Shares to be available for issuance pursuant to the APAC TeleServices, Inc. 1995 Stock Incentive Plan.


                                For    Against Abstain
                                [ ]    [ ]     [ ]

                                Dated:
                                      -----------------------------------------
                    Signature(s)
                                -----------------------------------------------

                    -----------------------------------------------------------
                    Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            YOUR VOTE IS IMPORTANT!

                 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY
                  CARD PROMPTLY USING THE ENCLOSED ENVELOPE.